Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
JULY 26, 2021	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2021;

DECLARES QUARTERLY DIVIDEND OF $0.20 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JULY 27, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the fourth quarter of fiscal 2021 of $13.7 million, an increase of $6.8 million, or 98.3%, as compared to the same period of the prior fiscal year. The increase was attributable in large part to a negative provision for credit losses in the current period, as compared to a charge in the year ago period. The Company also experienced an increase in net interest income and noninterest income, and a decrease in noninterest expense. These improvements were partially offset by an increase in provision for income taxes. Preliminary net income was $1.53 per fully diluted common share for the fourth quarter of fiscal 2021, an increase of $.77 as compared to the $.76 per fully diluted common share reported for the same period of the prior fiscal year. For fiscal year 2021, preliminary net income was $47.2 million, an increase of $19.6 million, or 71.3%, as compared to the prior fiscal year. Preliminary net income was $5.22 per fully diluted common share for fiscal 2021, an increase of $2.23 as compared to the $2.99 per fully diluted common share reported for fiscal 2020.

Highlights for the fourth quarter of fiscal 2021:

●	Annualized return on average assets was 2.01%, while annualized return on average common equity was 19.8%, as compared to 1.10% and 10.8%, respectively, in the same quarter a year ago, and 1.71% and 16.9%, respectively, in the third quarter of fiscal 2021, the linked quarter.

●	Earnings per common share (diluted) were $1.53, up $.77, or 101.3%, as compared to the same quarter a year ago, and up $.26, or 20.5%, from the third quarter of fiscal 2021, the linked quarter.

●	The Company recorded a negative provision for credit losses totaling $2.6 million, consisting of a negative provision for credit losses on its outstanding loan balances of $2.0 million, combined with a negative provision for credit losses on off-balance sheet credit exposures of $628,000. In the same quarter a year ago, provision for loan losses totaled $1.9 million, and provision for off-balance sheet credit exposures, reported separately, totaled $132,000. Nonperforming assets were $8.1 million, or 0.30% of total assets, at June 30, 2021, as compared to $9.4 million, or 0.34% of total assets, at March 31, 2021, and $11.2 million, or 0.44% of total assets, at June 30, 2020, one year prior.

●	Net loans increased $65.4 million during the quarter, despite balances of SBA Paycheck Protection Program (PPP) loans declining by $37.5 million. For the full fiscal year, net loan balances were up $58.3 million, while PPP loan balances were down $69.3 million.

●	Deposit balances decreased $38.0 million in the quarter. Nonmaturity accounts were down slightly, while certificates of deposit continued to decline more significantly. For the full fiscal year, deposits were up $146.0 million.

●	Net interest margin for the quarter was 3.74%, as compared to 3.75% reported for the year ago period, and 3.68% reported for the third quarter of fiscal 2021, the linked quarter. Net interest income was increased significantly by accelerated accretion of deferred origination fees on PPP loans as those loans were repaid through SBA forgiveness. Discount accretion on acquired loan portfolios was modestly increased in the current quarter as compared to the year ago period, but decreased modestly as compared to the linked period. Average cash balances remained elevated, but were somewhat lower than in the linked quarter.

●	Noninterest income was up 11.4% for the quarter, as compared to the year ago period, and up 7.4% as compared to the third quarter of fiscal 2021, the linked quarter. Gains on sale of residential loans originated for sale into the secondary market were lower than in the year ago and linked quarters, but servicing income was higher as serviced loan balances increased and the Company recognized an improved valuation of its mortgage servicing rights.

●	Noninterest expense was down 8.4% for the quarter, as compared to the year ago period, and up 5.0% from the third quarter of fiscal 2021, the linked quarter. In the year ago period, charges related to the acquisition of Central Federal Bancshares, Inc. (“Central Federal”) totaled $1.1 million. Also, to conform with regulatory accounting requirements discussed below, the Company began reporting provision for off-balance sheet credit exposures as a component of its provision for credit losses during the March 31, 2021 period. In the year ago period, this item was $132,000.

Dividend Declared:

The Board of Directors, on July 20, 2021, increased its quarterly cash dividend on common stock by 25%, to $0.20, payable August 31, 2021, to stockholders of record at the close of business on August 13, 2021, marking the 109th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 27, 2021, at 3:30 p.m., central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through August 9, 2021. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10159060.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2021, with total assets of $2.7 billion at June 30, 2021, reflecting an increase of $158.4 million, or 6.2%, as compared to June 30, 2020. Growth primarily reflected increases in cash and cash equivalents, net loans receivable, and available-for-sale (“AFS”) securities.

Cash equivalents and time deposits were a combined $124.6 million at June 30, 2021, an increase of $69.4 million, or 125.6%, as compared to June 30, 2020. The increase was primarily a result of deposit growth outpacing loan growth during the period. AFS securities were $207.1 million at June 30, 2021, an increase of $30.5 million, or 17.3%, as compared to June 30, 2020.

Loans, net of the allowance for credit losses (ACL), were $2.2 billion at June 30, 2021, an increase of $58.3 million, or 2.7%, as compared to June 30, 2020. Gross loans increased by $66.4 million, or 3.1%, during the fiscal year, while the ACL at June 30, 2021, reflected an increase of $8.1 million, as compared to the balance of our allowance for loan and lease losses (ALLL) at June 30, 2020. The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, also known as the current expected credit loss (“CECL”) standard, effective as of July 1, 2020, the beginning of our 2021 fiscal year. Adoption resulted in a $9.3 million increase in the ACL, relative to the ALLL as of June 30, 2020, while negative provisioning combined with net charge offs to decrease the ACL by $1.2 million, as compared to July 1, 2020. The increase in loan balances in the portfolio was primarily attributable to increases in residential real estate loans and drawn construction loan balances, partially offset by decreases in commercial loans and consumer loans. Residential real estate loans increased primarily due to growth in multifamily and 1- to 4-family residential lending. Due to its liquidity position, the Company retained some single-family residential loans which it typically would have sold on the secondary market. Commercial loan balances decreased primarily as a result of forgiveness of PPP loans, which declined by $69.3 million during the fiscal year. Remaining unpaid PPP loan balances were $63.0 million at June 30, 2021, while unrecognized deferred fee income on those loans was approximately $3.6 million. Management expects forgiveness payments to continue in the next several quarters. Loans anticipated to fund in the next 90 days totaled $141.5 million at June 30, 2021, as compared to $145.8 million at March 31, 2021, and $86.6 million at June 30, 2020.

Nonperforming loans were $5.9 million, or 0.26% of gross loans, at June 30, 2021, as compared to $8.7 million, or 0.40% of gross loans at June 30, 2020. Nonperforming assets were $8.1 million, or 0.30% of total assets, at June 30, 2021, as compared to $11.2 million, or 0.44% of total assets, at June 30, 2020. The decrease in nonperforming loans during the fiscal year was attributed primarily to the resolution of certain nonperforming loans acquired in the November 2018 acquisition of Gideon Bancshares and its subsidiary, First Commercial Bank (the “Gideon Acquisition”).

Our ACL at June 30, 2021, totaled $33.2 million, representing 1.49% of gross loans and 566.1% of nonperforming loans, as compared to an ALLL of $25.1 million, representing 1.16% of gross loans and 290.4% of nonperforming loans at June 30, 2020. The ACL at June 30, 2021, also represented 1.53% of gross loans excluding PPP loans. The Company has estimated its credit losses as of June 30, 2021, under ASC 320-20, and management believes the allowance for credit losses as of that date is adequate based on that estimate; however, there remains significant uncertainty regarding the possible length of time before economic activity fully recovers from the COVID-19 pandemic, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. Most recently, public health authorities have reported increasing case counts and hospitalizations in parts of our market area. Management considered the potential impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, most notably including our borrowers in the hotel industry.

Provisions of the CARES Act and subsequent legislation allow financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs) for certain loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers experienced or expected difficulties due to the impact of the pandemic. Initially, the Company generally granted deferrals under this program for three-month periods, while interest-only modifications were generally for six-month periods. Some borrowers were granted additional periods of deferral or interest-only modifications. The Company did not account for these loans as TDRs. As of June 30, 2021, no loans remained on COVID-related payment deferrals, and six loans with balances of approximately $23.9 million remained on interest-only payment modifications. At June 30, 2020, approximately 900 loans with balances totaling $380.2 million were provided either such deferrals or modifications. Balances of these modifications by loan type are included in the table at the conclusion of this document. For borrowers whose payment terms have not returned to the original terms under their loan agreement, the Company has generally classified the credit as a “special mention” status credit. Loans remaining under a COVID-related payment deferral or interest-only modification which have been placed on watch or special mention status total $23.7 million. While management considers progress made by our borrowers in responding to the pandemic to be relatively strong, and the performance of our loan portfolio to be encouraging to date, we cannot predict with certainty the difficulties to be faced in coming months. Many communities where our borrowers operate are currently experiencing increases in COVID-19 cases, which could lead to reductions in business activity or employee attendance, and borrowers could be required by local authorities to restrict activity.

Total liabilities were $2.4 billion at June 30, 2021, an increase of $133.3 million, or 5.8%, as compared to June 30, 2020.

Deposits were $2.3 billion at June 30, 2021, an increase of $146.0 million, or 6.7%, as compared to June 30, 2020. This increase primarily reflected an increase in interest-bearing transaction accounts, noninterest-bearing transaction accounts, savings accounts, and money market deposit accounts, partially offset by a decrease in time deposits. The increase included a $21.2 million increase in public unit funds, and was net of an $18.3 million decrease in brokered deposits. Public unit balances were $326.4 million at June 30, 2021, while brokered time deposits totaled $5.0 million, and brokered money market deposits were $20.1 million. Depositors have held unusually high balances during the uncertain environment of recent periods, but the Company expects some of the higher than normal balances to dissipate in coming quarters. The average loan-to-deposit ratio for the fourth quarter of fiscal 2021 was 93.0%, as compared to 98.9% for the same period of the prior fiscal year.

FHLB advances were $57.5 million at June 30, 2021, a decrease of $12.5 million, or 17.8%, as compared to June 30, 2020, as the Company’s deposit inflows outpaced loan demand and investment portfolio growth. The Company has monitored the availability of the Federal Reserve’s PPP Lending Facility (PPPLF), but has not utilized it to date, and does not anticipate doing so before the program’s expiration in late July, given our improved liquidity position and the lack of attractive alternative investment options.

The Company’s stockholders’ equity was $283.4 million at June 30, 2021, an increase of $25.1 million, or 9.7%, as compared to June 30, 2020. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by the one-time negative adjustment to retained earnings resulting from the adoption of the CECL standard and repurchases of the Company’s common stock. In June 2021, the Company announced the completion of the stock repurchase program originally announced in November 2018 for a total of 450,000 common shares, and the approval of a new plan providing for the repurchase of up to 445,000 additional common shares. During fiscal 2021, the Company repurchased 238,482 common shares for $8.3 million, at an average price of $34.97.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2021, was $23.9 million, an increase of $2.2 million, or 9.9%, as compared to the same period of the prior fiscal year. The increase was attributable to a 10.0% increase in the average balance of interest-earning assets, partially offset by a decline in net interest margin to 3.74% in the current three-month period, from 3.75% in the same period a year ago. As a material amount of PPP loans were forgiven, and therefore repaid ahead of their scheduled maturity, the Company recognized accelerated accretion of interest income from deferred origination fees on these loans. In the current quarter, this component of interest income totaled $1.3 million, adding 20 basis points to the net interest margin, with no comparable item in the year ago period. In the linked quarter, ended March 31, 2021, accelerated accretion of deferred origination fees on PPP loans totaled $1.2 million, adding 18 basis points to the net interest margin.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the Gideon Acquisition, and the Central Federal Acquisition resulted in $470,000 in net interest income for the three-month period ended June 30, 2021, as compared to $361,000 in net interest income for the same period a year ago. The Company generally expects this component of net interest income will continue to decline over time, although volatility may occur to the extent we have periodic resolutions of specific loans. Combined, this component of net interest income contributed seven basis points to net interest margin in the three-month period ended June 30, 2021, as compared to a contribution of six basis points in the same period of the prior fiscal year, and a ten basis point contribution in the linked quarter, ended March 31, 2021, when net interest margin was 3.68%.

The Company recorded a negative provision for credit losses of $2.6 million for the three-month period ended June 30, 2021, as compared to a provision for credit losses of $1.9 million in the same period of the prior fiscal year. The negative provision in the current period was due both to a $2.0 million reduction in the Company’s required allowance for credit losses on outstanding loan balances, as well as a $628,000 reduction in the Company’s required allowance for off-balance sheet credit exposure. The Company assesses that the economic outlook has generally continued to improve as compared to the quarter ended June 30, 2020, though uncertainty remains as noted in our discussion of the ACL, above. As a percentage of average loans outstanding, the negative provision for credit losses in the current three-month period represented a recovery of 0.48% (annualized), while the Company recorded net charge offs during the period of less than a basis point (annualized). During the same period of the prior fiscal year, the provision represented a charge of 0.35% (annualized), while the Company recorded net charge offs of 0.04% (annualized). Also in the prior year period, a separate provision for off-balance sheet credit exposure was recognized for $132,000, and classified as noninterest expense, whereas under updated regulatory accounting guidelines, that figure will be combined with the provision for credit losses going forward. The charges previously reported in the current fiscal year to date have been reclassified to provision for credit losses, as well.

The Company’s noninterest income for the three-month period ended June 30, 2021, was $4.9 million, an increase of $498,000, or 11.4%, as compared to the same period of the prior fiscal year. In the current period, increases in loan servicing income, bank card interchange income, and deposit account service charges were partially offset by a decrease in gains realized on the sale of residential real estate loans originated for that purpose. Gains realized on the sale of residential real estate loans originated for that purpose decreased as origination of these loans was down 58% as compared to the year ago period, though pricing remained strong. Origination declined from recent highs in part due to the Company’s decision to retain some mortgage loans that were fully underwritten for sale on the secondary market, due to its liquidity position. Loan servicing income increased primarily due to recognition of an improved valuation of mortgage servicing rights in the current period, resulting in an increase of $369,000, as well as due to a continued increase in the balance of serviced loans. Bank card interchange income increased due to a 21.5% increase in the number of bank card transactions and a 25.4% increase in bank card dollar volume, as compared to the same quarter a year ago. Deposit service charges increased primarily due to an increase in NSF activity as compared to the year ago period.

Noninterest expense for the three-month period ended June 30, 2021, was $14.2 million, a decrease of $1.3 million, or 8.4%, as compared to the same period of the prior fiscal year. The decrease was attributable primarily to the inclusion in the year ago period of $1.1 million in charges related to merger and acquisition activity, including data processing, legal and professional fees, advertising, and other expenses, with no such charges in the current period. Additionally, the year ago period’s noninterest expense included a provision for off-balance sheet credit exposure, which, as noted above, will be combined with the provision for credit losses for the current fiscal year and going forward. A reduction in expenses and losses on foreclosed property, and a reduction in charges to amortize core deposit intangibles during the current year period were offset by increases in compensation and benefits, and occupancy expenses. The increase in compensation and benefits as compared to the prior year period primarily reflected standard increases in compensation and benefits over the prior year. Occupancy expenses increased due in part to additional locations, as well as replacement of some ATMs with ITMs with video teller capability. The efficiency ratio for the three-month period ended June 30, 2021, was 49.3%, as compared to 59.3% in the same period of the prior fiscal year, with the improvement attributable primarily to the current period’s increases in net interest income and noninterest income, while noninterest expenses declined.

The income tax provision for the three-month period ended June 30, 2021, was $3.5 million, an increase of $1.7 million, or 89.6% as compared to the same period of the prior fiscal year. This was a result of higher pre-tax income combined with an increase in the effective tax rate, to 21.0%, as compared to 20.0% in the same period a year ago. The higher effective tax rate was attributable primarily to the significant increase in pre-tax income, without corresponding increases in tax-advantaged investments.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June. 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2021	2021	2020	2020	2020

Cash equivalents and time deposits	$124,571	$237,873	$150,496	$42,850	$55,219
Available for sale (AFS) securities	207,060	190,409	181,146	175,528	176,524
FHLB/FRB membership stock	10,904	11,181	11,004	11,956	10,753
Loans receivable, gross	2,233,466	2,170,112	2,156,870	2,185,547	2,167,068
Allowance for loan losses	33,222	35,227	35,471	35,084	25,139
Loans receivable, net	2,200,244	2,134,885	2,121,399	2,150,463	2,141,929
Bank-owned life insurance	43,817	43,539	43,268	43,644	43,363
Intangible assets	21,218	21,168	21,453	21,582	21,789
Premises and equipment	64,077	63,908	63,970	64,430	65,106
Other assets	28,639	29,094	30,262	30,281	27,474
Total assets	$2,700,530	$2,732,057	$2,622,998	$2,540,734	$2,542,157

Interest-bearing deposits	$1,972,384	$1,981,345	$1,927,351	$1,861,051	$1,868,799
Noninterest-bearing deposits	358,419	387,416	337,736	307,023	316,048
FHLB advances	57,529	62,781	63,286	85,637	70,024
Note payable	—	—	—	—	—
Other liabilities	13,532	12,358	11,743	11,880	13,797
Subordinated debt	15,243	15,218	15,193	15,168	15,142
Total liabilities	2,417,107	2,459,118	2,355,309	2,280,759	2,283,810

Total stockholders’ equity	283,423	272,939	267,689	259,975	258,347

Total liabilities and stockholders’ equity	$2,700,530	$2,732,057	$2,622,998	$2,540,734	$2,542,157

Equity to assets ratio	10.50%	9.99%	10.21%	10.23%	10.16%

Common shares outstanding	8,905,265	8,959,296	9,035,232	9,126,625	9,127,390
Less: Restricted common shares not vested	31,845	31,845	25,410	27,260	28,025
Common shares for book value determination	8,873,420	8,927,451	9,009,822	9,099,365	9,099,365

Book value per common share	$31.94	$30.57	$29.71	$28.57	$28.39
Closing market price	44.96	39.42	30.44	23.58	24.30

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020

Nonaccrual loans	$5,869	$6,757	$8,330	$8,775	$8,657
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	5,869	6,757	8,330	8,775	8,657
Other real estate owned (OREO)	2,227	2,651	2,707	2,466	2,561
Personal property repossessed	23	—	44	9	9
Total nonperforming assets	$8,119	$9,408	$11,081	$11,250	$11,227

Total nonperforming assets to total assets	0.30%	0.34%	0.42%	0.44%	0.44%
Total nonperforming loans to gross loans	0.26%	0.31%	0.39%	0.40%	0.40%
Allowance for loan losses to nonperforming loans	566.06%	521.34%	425.82%	399.82%	290.39%
Allowance for loan losses to gross loans	1.49%	1.62%	1.64%	1.61%	1.16%

Performing troubled debt restructurings (1)	$3,241	$7,092	$7,897	$7,923	$8,580

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2021	2021	2020	2020	2020

Interest income:
Cash equivalents	$67	$70	$48	$41	$18
AFS securities and membership stock	1,126	1,025	997	1,024	1,146
Loans receivable	26,339	26,005	26,826	25,907	26,099
Total interest income	27,532	27,100	27,871	26,972	27,263
Interest expense:
Deposits	3,141	3,494	3,863	4,390	4,923
FHLB advances	314	325	347	380	398
Note payable	—	—	—	—	11
Subordinated debt	131	132	134	138	151
Total interest expense	3,586	3,951	4,344	4,908	5,483
Net interest income	23,946	23,149	23,527	22,064	21,780
Provision for credit losses	(2,615)	(409)	1,000	1,000	1,868
Noninterest income:
Deposit account charges and related fees	1,279	1,275	1,360	1,339	1,087
Bank card interchange income	1,243	1,004	836	830	954
Loan late charges	189	118	138	141	157
Loan servicing fees	559	217	368	310	248
Other loan fees	302	266	305	327	290
Net realized gains on sale of loans	531	853	1,390	1,206	977
Net realized gains on AFS securities	—	90	—	—	—
Earnings on bank owned life insurance	277	270	974	280	266
Other noninterest income	477	431	349	508	380
Total noninterest income	4,857	4,524	5,720	4,941	4,359
Noninterest expense:
Compensation and benefits	8,007	7,739	7,545	7,720	7,698
Occupancy and equipment, net	2,053	1,990	1,866	1,970	1,887
Data processing expense	1,322	1,253	1,175	1,062	2,084
Telecommunications expense	321	317	308	315	314
Deposit insurance premiums	173	174	218	201	155
Legal and professional fees	403	256	236	198	318
Advertising	391	240	219	230	391
Postage and office supplies	211	198	195	193	219
Intangible amortization	338	338	338	380	448
Foreclosed property expenses	6	48	38	50	636
Provision for off-balance sheet credit exposure	—	—	—	—	132
Other noninterest expense	975	975	908	953	1,226
Total noninterest expense	14,200	13,528	13,046	13,272	15,508
Net income before income taxes	17,218	14,554	15,201	12,733	8,763
Income taxes	3,529	3,096	3,153	2,747	1,861
Net income	13,689	11,458	12,048	9,986	6,902
Less: Distributed and undistributed earnings allocated
to participating securities	49	41	34	30	—
Net income available to common shareholders	$13,640	$11,417	$12,014	$9,956	$6,902

Basic earnings per common share	$1.53	$1.27	$1.33	$1.09	$0.76
Diluted earnings per common share	1.53	1.27	1.32	1.09	0.76
Dividends per common share	0.16	0.16	0.15	0.15	0.15
Average common shares outstanding:
Basic	8,895,000	8,972,000	9,064,000	9,100,000	9,128,000
Diluted	8,902,000	8,976,000	9,067,000	9,102,000	9,130,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020

Interest-bearing cash equivalents	$158,108	$171,403	$40,915	$19,768	$10,380
AFS securities and membership stock	206,203	197,984	184,828	181,535	188,497
Loans receivable, gross	2,193,522	2,146,364	2,177,989	2,162,125	2,127,181
Total interest-earning assets	2,557,833	2,515,751	2,403,732	2,363,428	2,326,058
Other assets	166,312	170,475	170,158	174,574	194,651
Total assets	$2,724,145	$2,686,226	$2,573,890	$2,538,002	$2,520,709

Interest-bearing deposits	$1,985,118	$1,965,191	$1,886,883	$1,865,636	$1,838,606
FHLB advances	60,252	63,068	69,991	70,272	83,130
Note payable	—	—	—	—	1,187
Subordinated debt	15,230	15,205	15,180	15,155	15,130
Total interest-bearing liabilities	2,060,600	2,043,464	1,972,054	1,951,063	1,938,053
Noninterest-bearing deposits	374,744	357,746	325,091	316,996	311,555
Other noninterest-bearing liabilities	11,585	14,563	13,021	14,673	15,937
Total liabilities	2,446,929	2,415,773	2,310,166	2,282,732	2,265,545

Total stockholders’ equity	277,216	270,453	263,724	255,270	255,164

Total liabilities and stockholders’ equity	$2,724,145	$2,686,226	$2,573,890	$2,538,002	$2,520,709

Return on average assets	2.01%	1.71%	1.87%	1.57%	1.10%
Return on average common stockholders’ equity	19.8%	16.9%	18.3%	15.6%	10.8%

Net interest margin	3.74%	3.68%	3.92%	3.73%	3.75%
Net interest spread	3.61%	3.54%	3.76%	3.55%	3.56%

Efficiency ratio	49.3%	48.9%	44.6%	49.1%	59.3%

	As of June 30, 2021			As of March 31, 2021
Loan portfolio balances and CARES Act modifications	Balance	Payment	Interest-only	Payment	Interest-only
(dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications

1‑ to 4‑family residential loans	$467,239	$—	$—	$97	$—
Multifamily residential loans	253,977	—	—	—	10,581
Total residential loans	721,216	—	—	97	10,581
1‑ to 4‑family owner-occupied construction loans	20,431	—	—	—	—
1‑ to 4‑family speculative construction loans	11,198	—	—	—	—
Multifamily construction loans	73,509	—	—	—	—
Other construction loans	29,146	—	—	—	—
Total construction loan balances drawn	134,284	—	—	—	—
Agricultural real estate loans	180,551	—	—	—	—
Loans for vacant land - developed, undeveloped, and other purposes	52,437	—	—	—	—
Owner-occupied commercial real estate loans to:	—	—	—	—	—
Churches and nonprofits	20,163	—	—	—	621
Non-professional services	19,783	—	151	—	151
Retail	23,174	—	—	—	—
Automobile dealerships	15,643	—	—	—	—
Healthcare providers	5,446	—	—	—	—
Restaurants	48,339	—	—	—	—
Convenience stores	20,900	—	—	—	—
Automotive services	7,489	—	—	—	—
Manufacturing	12,905	—	—	—	—
Professional services	9,890	—	—	—	—
Warehouse/distribution	6,086	—	—	—	—
Grocery	5,293	—	—	—	—
Other	47,375	—	—	—	816
Total owner-occupied commercial real estate loans	242,486	—	151	—	1,588
Non-owner-occupied commercial real estate loans to:	—	—	—	—	—
Care facilities	36,259	—	—	—	—
Non-professional services	13,723	—	—	—	—
Retail	31,680	—	—	—	—
Healthcare providers	16,881	—	—	—	—
Restaurants	45,830	—	—	—	—
Convenience stores	11,895	—	—	—	—
Automotive services	4,207	—	—	—	—
Hotels	79,317	—	23,725	—	28,092
Manufacturing	5,040	—	—	—	—
Storage units	14,531	—	—	—	—
Professional services	6,885	—	—	—	—
Multi-tenant retail	78,252	—	—	—	—
Warehouse/distribution	22,555	—	—	—	—
Other	47,264	—	—	—	—
Total non-owner-occupied commercial real estate loans	414,319	—	23,725	—	28,092
Total commercial real estate	889,793	—	23,876	—	29,680

	As of June 30, 2021			As of March 31, 2021
Loan portfolio balances and CARES Act modifications	Balance	Payment	Interest-only	Payment	Interest-only
(continued, dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications

Home equity lines of credit	37,783	—	—	—	—
Deposit-secured loans	3,842	—	—	—	—
All other consumer loans	36,050	—	—	29	—
Total consumer loans	77,675	—	—	29	—
Agricultural production and equipment loans	104,875	—	—	—	—
Loans to municipalities or other public units	8,409	—	—	—	—
Commercial and industrial loans to:	—	—	—	—	—
Forestry, fishing, and hunting	9,009	—	—	—	—
Construction	18,400	—	—	—	—
Finance and insurance	50,934	—	—	—	—
Real estate rental and leasing	17,902	—	—	—	—
Healthcare and social assistance	7,249	—	—	—	—
Accommodations and food services	9,322	—	—	—	—
Manufacturing	11,072	—	—	—	—
Retail trade	33,979	—	—	—	—
Transportation and warehousing	22,365	—	—	—	—
Professional services	2,328	—	—	—	—
Administrative support and waste management	8,053	—	—	—	—
Arts, entertainment, and recreation	3,132	—	—	—	—
Other commercial loans	107,095	—	12	—	12
Total commercial and industrial loans	300,840	—	12	—	12
Total commercial loans	414,124	—	12	—	12
Total gross loans receivable, excluding deferred loan fees	$2,237,092	$—	$23,888	$126	$40,273